Exhibit 99.1

7961 Shaffer Parkway Suite 5 Littleton, CO 80127 Phone: 720-981-1185	Trading Symbol: VGZ NYSE American and TSX Stock Exchanges

NEWS

Vista Gold Corp. Changes the Location of its 2020 Annual General and
Special Meeting of Shareholders

Denver, Colorado, March 30, 2020 – Vista Gold Corp. (NYSE American and TSX: VGZ) (“Vista” or the “Company”) today announced that, in response to the ongoing global coronavirus pandemic (“COVID-19”), its annual general and special meeting of shareholders (the “Meeting”), which was originally to be held at 10:00 am PDT in Vancouver, B.C. will now be held at the Company’s office at 7961 Shaffer Parkway, Suite 5, Littleton, Colorado 80127 at the same time (11:00 am MDT/10:00 am PDT). The date of the Meeting remains unchanged and will be held on April 30, 2020.

Due to the ongoing public health impact of COVID-19 and to mitigate risks to the health and well-being of our employees, shareholders, communities, and other stakeholders, the Company strongly discourages shareholders from physically attending the Meeting. In light of the rapidly evolving news and guidelines relating to the COVID-19 pandemic, Vista requests that all shareholders comply with guidelines and orders of local government agencies and health officials.

If you would like to join the Meeting by telephone, please contact Pamela Solly, Vice President of Investor Relations, at (720) 877-0132 for further details; however, your votes must be received before the proxy cut-off time as no votes will be taken over the phone during the Meeting.

Frederick H. Earnest, President and Chief Executive Officer of Vista, stated, “The health and safety of our employees, shareholders, communities and stakeholders are paramount to Vista. Due to the ongoing concerns of COVID-19, it is with regret, but in accordance with current public health guidelines, that we strongly discourage shareholders from physically attending the Meeting and ask that all shareholders vote by proxy, phone or online prior to the Meeting. We appreciate the understanding and support of our shareholders during this unprecedented situation.”

Shareholders are reminded and encouraged to vote by proxy, phone or online prior to the Meeting:

•	Vote by internet: go to www.proxyvote.com. Have your proxy card in hand when you access the website and follow instructions.
•	Vote by phone: use any touchtone phone and dial 1-800-690-6903 to transmit your voting instructions.
•	Vote by mail: mark, sign and date your proxy card and return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Beneficial owners whose shares are registered in the name of an intermediary are reminded to vote by following the instructions provided to them by such intermediary.

Proxies must be received by 10:00 am PDT/11:00 am MDT on April 28, 2020. For additional information on the Meeting, please refer to the Company’s Management Information Proxy Circular as filed on SEDAR at www.sedar.com and on EDGAR at www.sec.gov/edgar.shtml.

The Company will take all reasonable steps necessary to inform all parties involved in the proxy voting infrastructure (such as intermediaries, transfer agents and proxy service providers) of the change in the location for the Meeting.

About Vista Gold Corp.

The Company is a gold project developer. The Company’s principal asset is its flagship Mt Todd gold project in Northern Territory, Australia. Mt Todd is the largest undeveloped gold project in Australia.

For further information, please contact the Company at (720) 981-1185.